EXHIBIT 10.2

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is dated as of June 15, 2007 and is entered into by and among DAYSTAR TECHNOLOGIES, INC., a Delaware corporation (the “Company), each of the Subsidiaries of the Company identified under the caption “Subsidiary Guarantors” on the signature pages hereto or which from time to time may become party hereto as contemplated herein (individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”); and LAMPE, CONWAY & CO., LLC, as the agent and collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) for the Secured Parties (as defined herein).

WHEREAS, the Company has authorized the issuance of a Note (as defined below) in an initial aggregate principal amount of $4,000,000 pursuant to that certain Loan Agreement, dated as of the date hereof (as from time to time amended, restated or modified, the “Loan Agreement”) by and among the Company, the Purchaser and the Collateral Agent.

NOW THEREFORE, to induce the Purchaser to enter into the Loan Agreement and to purchase the Note, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor has agreed to grant a security interest in the Collateral (as defined herein) as security for the Secured Obligations (as defined herein), for the benefit of the Collateral Agent on behalf of the Secured Parties. Accordingly, the parties hereto agree as follows:

1.	DEFINITIONS.

(a) Terms defined in the Loan Agreement are used herein as defined therein.

(b) The terms “Accounts”, “Chattel Paper”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds” and “Software” have the respective meanings ascribed thereto in Article 9 of the UCC. The term “Financial Assets” shall have the meaning ascribed thereto in Article 8 of the UCC.

(c) In addition, as used herein:

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc.

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(“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Agreement” has the meaning assigned to such term in the first paragraph hereof.

“Collateral” has the meaning assigned to such term in Section 3.

“Collateral Account” has the meaning assigned to such term in Section 4.

“Collateral Agent” has the meaning assigned to such term in the first paragraph hereof.

“Company” has the meaning assigned to such term in the first paragraph hereof.

“Copyright Collateral” means all Copyrights, whether now owned or hereafter acquired by any Obligor, including each Copyright identified in Annex 4.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including, without limitation, all renewals and extensions thereof, the right to recover for all past, present and future infringements thereof, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Intellectual Property” means, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Obligor with respect to any of the foregoing, in each case whether now or hereafter owned or used including, without limitation, the licenses or other agreements with respect to the Copyright Collateral, the Patent Collateral or the Trademark Collateral, listed in Annex 7; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter sold or

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manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by any Obligor; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by any Obligor in respect of any of the items listed above.

“Issuers” means, collectively, (a) the respective corporations, partnerships or other entities identified next to the names of the Obligors on Annex 3 under the caption “Issuer” and (b) any other entity that shall at any time be a Subsidiary of any of the Obligors or in which any of the Obligors shall at any time own an equity interest.

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“Loan Agreement” has the meaning assigned to such term in the recitals hereto.

“Obligors” means the Company together with each Subsidiary Guarantor. Each of the Obligors individually is referred to herein as an “Obligor”.

“Patent Collateral” means all Patents, whether now owned or hereafter acquired by any Obligor, including each Patent identified in Annex 5.

“Patents” means all patents and patent applications, including, without limitation, the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world.

“Pledged Stock” has the meaning assigned to such term in paragraph (k) of Section 3.

“Secured Obligations” means, collectively, (a) in the case of the Company, the principal of, prepayment premium, if any, and interest on the Note and, without duplication, the Note evidencing the loan to the Company, and all other amounts whatsoever now or hereafter from time to time owing by the Company to the Secured Parties, or any of them, under the Loan Agreement, the Note and the other Loan Documents (b) in the case of each Subsidiary Guarantor, all present and future obligations of such Subsidiary Guarantor under the Subsidiary Guaranty of such Subsidiary Guarantor and each other Loan Document to which such Subsidiary Guarantor is a party, and (c) all present and future obligations of the Obligors to the Secured Parties, or any of them, hereunder.

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“Secured Parties” means, collectively, the Holders and the Collateral Agent.

“Shrink-Wrap Licenses” means an Intellectual Property license agreement for the use of software widely available at software retailers and where the user agrees to its terms by opening the package of or downloading such software or similarly manifesting consent to the licensor’s standard terms.

“Stock Collateral” has the meaning assigned to such term in paragraph (k)(ii) of Section 3.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries.

“Subsidiary Guarantor” and “Subsidiary Guarantors” have the meaning assigned to such terms in the first paragraph hereof.

“Trademark Collateral” means all Trademarks, whether now owned or hereafter acquired by any Obligor, including each Trademark identified in Annex 6. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including, without limitation, all renewals of trademark and service mark registrations, all rights corresponding thereto throughout the world, the right to recover for all past, present and future infringements thereof, all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, if the context hereof requires, any other applicable law or regulation of any other state or of any foreign jurisdiction in which the Collateral agent obtains or has the right to obtain an enforceable (and “perfected”) Lien on any Collateral.

2. REPRESENTATIONS AND WARRANTIES Each Obligor represents and warrants to the Secured Parties that:

(a) Title and Priority. Such Obligor is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3, and no Lien exists upon such Collateral, except for Liens reflected in the Financial Statements, if any (including, without limitation, the security interest in favor of the Secured Parties created pursuant hereto). The security interest created pursuant hereto constitutes a valid and perfected security interest in the Collateral in which such Obligor purports to grant a security interest pursuant to Section 3, subject to no equal or prior Lien except as expressly reflected in the Financial Statements of the Company.

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(b) Names, Etc. (i) The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of each Obligor as of the date hereof are correctly set forth in Annex 1.

(ii) Annex 1 correctly specifies (i) the place of business of each Obligor or, if such Obligor has more than one place of business, the location of the chief executive office of such Obligor, and (ii) each location where Goods of each Obligor are located (other than Motor Vehicles constituting Equipment and Goods in transit).

(c) Changes in Circumstances. Such Obligor has not (i) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the UCC), (ii) except as specified in Annex 1, heretofore changed its name, or (iii) except as specified in Annex 2, heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a currently effective security agreement previously entered into by any other Person.

(d) Pledged Stock. The Pledged Stock identified under the name of such Obligor in Annex 3 is, and all other Pledged Stock in which such Obligor shall hereafter grant a security interest pursuant to Section 3 will be, duly authorized, validly existing, fully paid and non-assessable and none of such Pledged Stock is or will be subject to any contractual restriction, or any restriction under the charter or by-laws of the respective Issuer of such Pledged Stock, upon the transfer of such Pledged Stock (except for any such restriction contained herein or in the Loan Agreement). The Pledged Stock identified under the name of such Obligor in Annex 3 constitutes all of the issued and outstanding shares of capital stock of any class of the Issuers beneficially owned by such Obligor on the date hereof (whether or not registered in the name of such Obligor) and Annex 3 correctly identifies, as at the date hereof, the respective Issuers of such Pledged Stock, the respective class and par value of the shares constituting such Pledged Stock and the respective number of shares (and registered owners thereof) represented by each such certificate.

(e) Intellectual Property. Annexes 4, 5, and 6, respectively, set forth under the name of such Obligor a complete and correct list of all Copyrights, Patents and Trademarks owned by such Obligor on the date hereof; except pursuant to licenses and other user agreements entered into by such Obligor in the ordinary course of business that are listed in Annex 7, such Obligor owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark listed in Annexes 4, 5, and 6, and all registrations listed in Annexes 4, 5, and 6, are valid and in full force and effect; and except as may be set forth in Annex 7, such Obligor owns and possesses the right to use all Copyrights, Patents and Trademarks.

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Annex 7 sets forth a complete and correct list of all licenses (other than Shrink-Wrap Licenses) and other user agreements included in the Intellectual Property on the date hereof.

To such Obligor’s knowledge, (i) except as set forth in Annex 7, there is no activity by others that infringes, misappropriates or otherwise violates Copyright, Patent or Trademark listed in Annexes 4, 5, and 6, respectively, under the name of such Obligor and (ii) such Obligor is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person; and no proceedings have been instituted or are pending against such Obligor or, to such Obligor’s knowledge, threatened, and no claim against such Obligor has been received by such Obligor, alleging any such violation, except as may be set forth in Annex 7.

(f) Fair Labor Standards Act. Any Goods now or hereafter produced by such Obligor or any of its Subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

3. COLLATERAL As collateral security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under Section 362(c) of the Bankruptcy Code or any similar legislation in any other relevant jurisdiction), of the Secured Obligations, whether now existing or hereafter from time to time arising, each Obligor hereby grants to the Collateral Agent, for the benefit of the Secured Parties as hereinafter provided, a security interest in all of such Obligor’s right, title and interest in, to and under the following property, assets and revenues, whether now owned by such Obligor or hereafter acquired, wherever located, whether tangible or intangible and whether now existing or hereafter coming into existence (all of the property, assets and revenues described in this Section 3 being collectively referred to herein as the “Collateral”):

(a) all Accounts;

(b) all Deposit Accounts;

(c) all Instruments;

(d) all Documents;

(e) all Chattel Paper (whether tangible or electronic);

(f) all Inventory;

(g) all Equipment;

(h) all Fixtures;

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(i) all Goods not covered by the preceding clauses of this Section 3;

(j) all Letter-of-Credit Rights;

(k) the shares of stock of each Issuer identified in Annex 3 under the name of such Obligor and all other shares or units of Capital Stock of whatever class of each Issuer, now or hereafter owned by such Obligor, and all certificates evidencing the same (collectively, the “Pledged Stock”), together with, in each case:

(i) all shares, securities, moneys or property representing a dividend on any of the Pledged Stock, or representing a distribution or return of capital upon or in respect of the Pledged Stock, or resulting from a split-up, revision, reclassification or other like change of the Pledged Stock or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Stock, and

(ii) without affecting the obligations of such Obligor under any provision prohibiting such action hereunder or under the Loan Agreement, in the event of any consolidation or merger in which an Issuer is not the surviving corporation, all shares of each class of the capital stock of the successor corporation (unless such successor corporation is such Obligor itself) formed by or resulting from such consolidation or merger (the Pledged Stock, together with all other certificates, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to this clause (ii) and clause (i) above being herein collectively called the “Stock Collateral”);

(l) all Investment Property and Financial Assets not covered by clause (k) of this Section 3;

(m) all Intellectual Property;

(n) all sales data and other information relating to sales of products now or hereafter sold or manufactured;

(o) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data;

(p) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by any Obligor;

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(q) all income, royalties, damages and payments now or hereafter due and/or payable under and with respect to Patents, including, without limitation, damages and payments for past or future infringements thereof;

(r) all Payment Intangibles, Software and all other General Intangibles whatsoever not covered by the preceding clauses of this Section 3;

(s) all commercial tort claims, as defined in Section 9-102(a)(13) of the UCC;

(t) all other tangible and intangible personal property whatsoever of such Obligor; and

(u) all Proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the Collateral and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Obligor or any computer bureau or service company from time to time acting for such Obligor); provided that

(i) in no event shall the security interest granted under this Section 3 attach to any lease, license, contract, property rights or agreement to which any Obligor is a party (or to any of its rights or interests thereunder) if the grant of such security interest would constitute or result in either (x) the abandonment, invalidation or unenforceability of any right, title or interest of any Obligor therein or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than, in each case, to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, any provision of the Bankruptcy Code or otherwise); and

(ii) in the case of any of the foregoing that consists of capital stock or other ownership interests in any non-U.S. Subsidiary of a U.S. Subsidiary, the security interest hereunder shall be limited to 66% of the voting stock of such non-U.S. Subsidiary and 100% of any other capital stock of such non-U.S. Subsidiary; and

(iii) in no event shall the security interest granted under this Section 3 attach to any rights or property to the extent that (x) such rights or property secure purchase money financing therefor permitted by the Loan Agreement and (y) the agreements providing such purchase money financing prohibit the creation of a further security interest therein; provided, however, that the provisions of this subsection (iii) shall not prohibit the security interests created by this agreement from extending to the proceeds of such rights or property or to the monetary value of the goodwill and other general intangibles of the Obligors relating thereto.

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4. CASH PROCEEDS OF COLLATERAL.

(a) Collateral Account. The Collateral Agent may, following the occurrence of an Event of Default, upon instruction of the Majority Holders, cause to be established at a banking institution to be selected by the Majority Holders a cash collateral account (the “Collateral Account”), which

(i) to the extent of all Investment Property or Financial Assets (other than cash) shall be a “securities account” (as defined in Section 8-501 of the UCC) in respect of which the Collateral Agent shall be the “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) and

(ii) to the extent of any cash, shall be a Deposit Account and into which there shall be deposited from time to time after the occurrence and during the continuance of an Event of Default the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be delivered to the Collateral Agent pursuant hereto and into which the Obligors may from time to time deposit any additional amounts that any of them wishes to pledge to the Collateral Agent for the benefit of the Secured Parties as additional collateral security hereunder. The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. Except as expressly provided in the next sentence, the Collateral Agent shall remit the collected balance standing to the credit of the Collateral Account to or upon the order of the respective Obligor as such Obligor through the Company shall from time to time instruct. However, at any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (if so instructed by the Majority Holders) apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 5.9. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein.

(b) Proceeds of Accounts. If so requested by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Obligor shall instruct all account debtors in respect of Accounts, Chattel Paper and General Intangibles and all obligors on Instruments to make all payments in respect thereof either (a) directly to the Collateral Agent (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Collateral Agent) or (b) to one or more other banks in the United States of America (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Collateral Agent) under arrangements, in form and substance satisfactory to the Collateral Agent, pursuant to which such Obligor shall have irrevocably instructed such other bank (and such other bank shall have agreed) to remit all proceeds of such payments directly to the Collateral Agent for deposit into the Collateral Account. All payments made to the Collateral Agent, as provided in the preceding sentence,

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shall be immediately deposited in the Collateral Account. In addition to the foregoing, each Obligor agrees that, at any time after the occurrence and during the continuance of an Event of Default, if the proceeds of any Collateral hereunder (including the payments made in respect of Accounts) shall be received by it, such Obligor shall, upon the request of the Collateral Agent, as promptly as possible deposit such proceeds into the Collateral Account. Until so deposited, all such proceeds shall be held in trust by such Obligor for and as the property of the Collateral Agent and shall not be commingled with any other funds or property of such Obligor.

(c) Investment of Balance in Collateral Account. The cash balance standing to the credit of the Collateral Account shall be invested from time to time in such Cash Equivalents as the respective Obligor through the Company (or, after the occurrence and during the continuance of a Default or Event of Default, the Majority Holders) shall determine, which Cash Equivalents shall be held in the name and be under the control of the Collateral Agent (and credited to the Collateral Account), provided that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (if instructed by the Majority Holders) elect to liquidate any such Cash Equivalents and apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations then due and payable in the manner specified in Section 5.9.

5. FURTHER ASSURANCES; REMEDIES. In furtherance of the grant of the pledge and security interest pursuant to Section 3, the Obligors hereby agree with the Collateral Agent for the benefit of the Secured Parties as follows:

5.1. Delivery and Other Perfection. Each Obligor shall:

(a) deliver to the Collateral Agent any and all Instruments constituting part of the Collateral in which such Obligor purports to grant a security interest hereunder, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request; provided, that so long as no Default or Event of Default shall have occurred and be continuing, such Obligor may retain for collection in the ordinary course any Instruments received by such Obligor in the ordinary course of its business and the Collateral Agent shall, promptly upon request of such Obligor through the Company, make appropriate arrangements for making any Instrument pledged by such Obligor available to such Obligor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Collateral Agent, against trust receipt or like document);

(b) give, execute, deliver, file, record, authorize or obtain all such financing statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or desirable, or as the Collateral Agent (acting on the written instructions of the Majority Holders) may direct, to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including, without limitation, causing any or all of the Stock Collateral to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any Stock Collateral is transferred into its name or the name of its nominee, the Collateral Agent will thereafter promptly give to the respective Obligor copies of any notices and communications received by it with respect to the Stock

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Collateral pledged by such Obligor hereunder), provided that notices to account debtors in respect of any Accounts, Chattel Paper or General Intangibles and to obligors on Instruments shall be subject to the provisions of clause (c) below;

(c) upon the occurrence and during the continuance of any Default or Event of Default, upon request of the Collateral Agent, promptly notify (and such Obligor hereby authorizes the Collateral Agent so to notify) each account debtor in respect of any Accounts, Chattel Paper, Instruments or General Intangibles of such Obligor that such Collateral has been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect thereof are to be made directly to the Collateral Agent;

(d) without limiting the obligations of such Obligor under paragraph (c) of Section 5.4, upon the acquisition after the date hereof by such Obligor of any Equipment covered by a certificate of title or ownership, cause the Collateral Agent to be listed as the lienholder on such certificate of title and take such other steps as may be required under the law applicable to perfection of a security interest in such property to perfect such security interest, and within 30 days of the acquisition thereof deliver evidence of the same to the Collateral Agent;

(e) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as may be required by applicable law or as the Collateral Agent may reasonably require, in order to reflect the security interests granted by this Agreement; and

(f) permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at such Obligor’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Obligor with respect to the Collateral, all in such manner as the Collateral Agent may require.

5.2. Other Financing Statements and Liens. Except as otherwise permitted pursuant to the Loan Agreement, without the prior written consent of the Collateral Agent (granted with the authorization of the Majority Holders), no Obligor shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties, or (b) cause or permit any Person other than the Collateral Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the UCC) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

5.3. Preservation of Rights. No Secured Party shall be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

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5.4. Special Provisions Relating to Certain Collateral.

(a) Stock Collateral.

(1) The Obligors will cause the Stock Collateral to constitute at all times 100% of the total number of shares of each class of capital stock of each Issuer then outstanding; provided that the Obligors shall cause the Stock Collateral that consists of capital stock or other ownership interests in any non-U.S. Subsidiary of a U.S. Subsidiary, to constitute at all times 66% of the voting stock of such Subsidiary and 100% of any other capital stock of such Subsidiary.

(2) If any of the shares, securities, moneys or property required to be pledged by such Obligor under Section 3 are received by such Obligor, forthwith either (x) transfer and deliver to the Collateral Agent such shares or securities so received by such Obligor (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank), all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral or (y) take such other action as the Collateral Agent shall deem necessary or appropriate to duly record the Lien created hereunder in such shares, securities, moneys or property in said Section 3.

(3) So long as no Event of Default shall have occurred and be continuing, the Obligors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Stock Collateral for all purposes not inconsistent with the terms of this Agreement, the Loan Agreement, the Notes, any other Loan Document or any other instrument or agreement referred to herein or therein, provided that the Obligors jointly and severally agree that they will not vote the Stock Collateral in any manner that is inconsistent with the terms of this Agreement, the Loan Agreement, the Notes, any other Loan Document or any such other instrument or agreement; and the Collateral Agent shall execute and deliver to the Obligors or cause to be executed and delivered to the Obligors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Obligors may reasonably request for the purpose of enabling the Obligors to exercise the rights and powers that they are entitled to exercise pursuant to this paragraph (a)(3) of Section 5.4.

(4) Unless and until an Event of Default has occurred and is continuing, the Obligors shall be entitled to receive and retain any and all dividends and distributions on the Stock Collateral; provided, however, that any and all

(i) dividends, other distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

(ii) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

(iii) cash paid, payable or otherwise distributed in respect of principal or in redemption of or in exchange for any Collateral,

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shall be, and shall forthwith be delivered to Collateral Agent to hold as, Collateral and shall, if received by any Obligor, be received in trust for the benefit of Collateral Agent, be segregated from the other property or funds of such Obligor and be forthwith delivered to Collateral Agent as Collateral in the same form as so received (with all necessary endorsements).

(5) If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Collateral Agent or any other Secured Party exercises any available right to declare any Secured Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, the Loan Agreement, the Notes, any other Loan Document or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Stock Collateral shall be paid directly to the Collateral Agent and retained by it in the Collateral Account as part of the Stock Collateral, subject to the terms of this Agreement, and, if the Collateral Agent shall so request in writing, the Obligors jointly and severally agree to execute and deliver to the Collateral Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Collateral Agent shall, upon the written request of the Obligors (except to the extent theretofore applied to the Secured Obligations), be returned by the Collateral Agent to the Obligors.

(b) Intellectual Property.

(1) For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 5.5 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license or sublicense (exercisable without payment of royalty or other compensation to such Obligor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Obligor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(2) Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 6.25 of the Loan Agreement that limit the rights of the Obligors to dispose of their property, so long as no Event of Default shall have occurred and be continuing, the Obligors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Obligors. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing the Collateral Agent shall from time to time, upon the request of the respective Obligor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Obligor through the Company shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (1) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations or earlier expiration of this Agreement or release of the Collateral, the Collateral Agent shall grant back to the Obligors the license granted pursuant to clause (1) immediately above. The exercise of rights

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and remedies under Section 5.5 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Obligors in accordance with the first sentence of this clause (2).

(3) The Obligors will furnish to the Collateral Agent from time to time (but, unless a Default or Event of Default shall have occurred and be continuing, no more frequently than quarterly) statements and schedules further identifying and describing the Copyright Collateral, the Patent Collateral and the Trademark Collateral, respectively, and such other reports in connection with the Copyright Collateral, the Patent Collateral and the Trademark Collateral as the Collateral Agent may reasonably request, all in reasonable detail; and promptly upon request of the Collateral Agent, following receipt by the Collateral Agent of any statements, schedules or reports pursuant to this clause (3), modify this Agreement by amending Annexes 4, 5 and/or 6, as the case may be, to include any Copyright, Patent or Trademark that becomes part of the Collateral under this Agreement.

(c) Commercial Tort Claims. Each Obligor shall promptly provide the Agent with written notice of all commercial tort claims (as defined in Section 9-102(a)(13) of the UCC), such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Obligor shall be deemed to hereby grant to the Collateral Agent a security interest and lien in and to such commercial tort claims and all Proceeds thereof.

5.5. Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:

(a) each Obligor shall, at the request of the Collateral Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Collateral Agent and such Obligor, designated in its request;

(b) the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(c) the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not said UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the fullest extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right);

(d) the Collateral Agent in its discretion may, in its name or in the name of the Obligors or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

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(e) the Collateral Agent may, upon ten days’ prior written notice to the Obligors of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent, any of the Secured Parties or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and any Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligors, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included, and the Obligors shall supply to the Collateral Agent or its designee, for inclusion in such sale, assignment or other disposition, all Intellectual Property relating to such Trademark Collateral. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Proceeds of each collection, sale or other disposition under this Section 5.5, including by virtue of the exercise of the license granted to the Collateral Agent in paragraph (b) of Section 5.4, shall be applied in the manner specified in Section 5.9.

The Obligors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligors acknowledge that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective Issuer or issuer thereof to register it for public sale.

5.6. Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.5 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Obligors shall remain liable for any deficiency.

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5.7. Locations; Names. Without at least 30 days’ prior written notice to the Collateral Agent, no Obligor shall change its location (as defined in Section 9-307 of the UCC) or change its name from the name shown as its current legal name on Annex 1.

5.8. Private Sale. None of the Secured Parties shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.5 conducted in a commercially reasonable manner. Each Obligor hereby waives any claims against any Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

5.9. Application of Proceeds. Except as otherwise herein expressly provided, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under Section 4 or this Section 5, shall be applied by the Collateral Agent in accordance with the Loan Agreement.

5.10. Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Collateral Agent is hereby appointed the attorney-in-fact of each Obligor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

5.11. Perfection. Prior to or concurrently with the execution and delivery of this Agreement, each Obligor (i) authorizes the Collateral Agent to file such financing statements and other documents in such offices as shall be appropriate or necessary to perfect the security interests granted by Section 3 of this Agreement, (ii) shall deliver to the Collateral Agent all certificates identified in Annex 3, accompanied by undated stock powers duly executed in blank and (iii) shall execute and deliver such short form assignments or security agreements relating to Collateral consisting of the Intellectual Property as the Collateral Agent may reasonably request. Without limiting the foregoing, each Obligor consents that UCC financing statements may be filed describing the Collateral as “all assets” or “all personal property” of such Obligor (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3).

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5.12. Termination. When all Secured Obligations shall have been paid in full, this Agreement shall terminate, and, upon being so instructed in writing by the Secured Parties, the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Obligor and to be released and canceled all licenses and rights referred to in paragraph (b) of Section 5.4. Upon being so instructed in writing by the Secured Parties, the Collateral Agent shall also execute and deliver to the respective Obligor upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the respective Obligor to effect the termination and release of the Liens on the Collateral.

5.13. Further Assurances. Each Obligor agrees that, from time to time upon the written request of the Collateral Agent, such Obligor will execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Agreement.

6. MISCELLANEOUS.

6.1. Notices. All notices, requests, consents and demands hereunder shall be in writing and delivered to the intended recipient as specified pursuant to Section 8.3 of the Loan Agreement or, if to a Subsidiary Guarantor, at the “Address for Notices” specified below its name on the signature pages hereof or of the relevant Security Agreement Joinder delivered by such Subsidiary Guarantor or, as to any party, at such other address as shall be designated by such party in a notice to each other party, and in any case, shall be deemed given only when actually received.

6.2. No Waiver. No course of dealing and no delay on the part of the Secured Parties in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or otherwise prejudice such rights, powers or remedies. No right, power or remedy conferred by this Agreement upon any Secured Party shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

6.3. Amendments, Etc. The terms of this Agreement may be waived, altered or amended only as specified in Sections 8.7 and 8.11, as applicable, of the Loan Agreement. Any such amendment or waiver shall be binding upon the Secured Parties and each holder of any of the Secured Obligations and each Obligor.

6.4. Costs, Fees and Expenses. The Obligors jointly and severally agree to reimburse each of the Secured Parties for all reasonable costs, fees and expenses incurred by them (including, without limitation, the reasonable fees and expenses of legal counsel) and to pay to the Collateral Agent reasonable compensation for its actions taken in connection with (i) any Default or Event of Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Collateral Agent of any obligations of the Obligors in respect of the Collateral that the Obligors have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the

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Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.4, and all such costs, fees and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

6.5. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not; provided, however, that no Obligor may assign its rights or obligations hereunder.

6.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

6.7. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

6.8. Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

6.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

6.10. Additional Obligors. The Company shall cause any Person that becomes a U.S. Subsidiary of the Company and any Subsidiary that owns Property located in the United States of America after the date hereof to execute and deliver to the Holders and the Collateral Agent a Security Agreement Joinder in the form of Annex 8 hereto and such Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become an “Obligor” for all purposes of this Agreement. In connection with the execution and delivery by any such Subsidiary of such Security Agreement Joinder, the Company shall cause such Subsidiary to (i) deliver to the Holders and the Collateral Agent amended Annexes to this Security Agreement containing such additional or corrected information as may be necessary to

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cause the representations and warranties made by such Subsidiary in such Security Agreement Joinder to be true and accurate and (ii) take all actions contemplated hereby to ensure that the Collateral Agent has a perfected security interest in the Collateral specified in such Security Agreement Joinder.

6.11. Waiver of Jury Trial. THE COMPANY, THE PURCHASER AND THE AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE COMPANY, THE PURCHASER AND THE AGENT EACH REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

6.12. Submission to Jurisdiction; Waivers.

(a) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY, THE PURCHASER AND THE AGENT EACH WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 6.12(a);

(b) Each Obligor hereby agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Obligor at its address as specified in Section 6.1 or at such other address of which the Holders have been notified pursuant thereto; and

(c) Each Obligor hereby agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

The Company:

DAYSTAR TECHNOLOGIES, INC., a Delaware corporation

By	/s/ Stephan J. DeLuca
Name:	Stephan J. De Luca
Title:	Chief Executive Officer

Subsidiary Guarantors:

DAYSTAR SOLAR, LLC, a Colorado limited liability company

By	/s/ Stephan J. De Luca
Name:	Stephan J. De Luca
Title:	Chief Executive Officer

Security Agreement

The Collateral Agent:

LAMPE, CONWAY & CO., LLC

By:	/s/ Richard F. Conway
Name:	Richard F. Conway
Title:	Managing Member

Security Agreement